Exhibit 10.5

EXECUTION COPY

Published CUSIP Number: 81810HAAO Term Loan B CUSIP Number: 818104AB8

$400 MILLION TERM LOAN CREDIT AGREEMENT

Dated as of June 25, 2014

among

CHESAPEAKE OILFIELD OPERATING, L.L.C.

(to be known as SEVENTY SEVEN ENERGY INC.),

as the Parent,

SEVENTY SEVEN OPERATING LLC

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY & CO., LLC, AND

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

Andrews Kurth LLC

Counsel to Administrative Agent

i

Section 10.19	Time of the Essence	127
Section 10.20	ENTIRE AGREEMENT	127
Section 10.21	Release of Liens and Guarantees	128
Section 10.22	Spin Off Transactions	128

SCHEDULES

1.01A	Spin Off Steps
2.01	Commitments and Applicable Percentages
5.05	Material indebtedness
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.09(d)	Material Environmental Judicial Proceedings or Governmental or Administrative Actions
5.09(f)	Operational Compliance with Environmental Laws
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.15	Unrestricted Subsidiaries
6.16	Post Closing Requirements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Administrative Questionnaire
B	Assignment and Assumption
C	Compliance Certificate
D	Loan Notice
E	Note
F	Guaranty
G	Security Agreement
H	U.S. Tax Compliance Certificates
I	Auction Procedure

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 25, 2014, among Seventy Seven Operating LLC, an Oklahoma limited liability company (the “Borrower”), the Parent (as defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders have indicated their willingness to lend, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2019 Notes” means the senior unsecured notes due in 2019 issued under the 2019 Indenture

“2019 Indenture” means the Indenture dated as of October 28, 2011 among the Chesapeake Oilfield Operating, L.L.C., Chesapeake Oilfield Finance, Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, paying agent, registrar and transfer agent.

“2022 Notes” means the 6.50% senior unsecured notes due 2022 issued under the 2022 Indenture.

“2022 Indenture” means the Indenture dated as of June 26, 2014 among the Parent, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, paying agent, registrar and transfer agent.

“ABL Cash Management Agreement” means any documents, instruments and agreements evidencing Cash Management Services under and as defined in the ABL Credit Agreement.

“ABL Credit Agreement” means that certain revolving credit agreement among Parent, certain Subsidiaries of Parent, Wells Fargo Bank, N.A., as Administrative Agent and a Lender and the other Lenders party thereto, dated as of June 25, 2014, including all security agreements, guarantees, pledge agreements and other agreements or instruments constituting “Loan Documents” (or any successor term in any permitted refinancing) thereunder and executed in connection therewith including, without limitation, any ABL Cash Management Agreement and any ABL Secured Hedge Agreement, and, in each case, as amended, restated, modified, supplemented, extended, increased, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise, and whether with the original lenders, investors, agents or otherwise) or refinanced (including by means of any capital markets transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.

“ABL Secured Hedge Agreement” means any documents, instruments and agreements evidencing Bank Products under and as defined in the ABL Credit Agreement.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries. Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $400,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Class Percentage” means on any date of determination, the proportion (expressed as a percentage and carried out to the ninth decimal place) that the aggregate applicable Class Outstanding Amount owed to any Lender bears to the aggregate applicable Class Outstanding Amounts owed to all Lenders at such time; provided that, if, on such date of determination, no applicable Class Outstanding Amounts then exist, then the Applicable Class Percentage shall be determined based on the Applicable Class Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.

“Applicable Percentage” means, on any date of determination the proportion (expressed as a percentage carried out to the ninth decimal place) that the aggregate Outstanding Amount owed to any Lender bears to the aggregate Outstanding Amounts owed to all Lenders at such time; provided that, if, on any date of determination, no Outstanding Amounts then exist, then the Applicable Percentage shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to Eurodollar Rate Loans, 3.00%, and (b) with respect to Base Rate Loans, 2.00%; provided, if (i) the ratio of Consolidated Funded Debt to Consolidated EBITDA is less than 2.75 to 1.00 and (ii) the Loans have a facility rating of not lower than Ba1 from Moody’s and BB+ from S&P, each of the above such Applicable Rates shall be reduced by 0.25% for so long as such conditions exist.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Morgan Stanley & Co., LLC and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Asset Sale” means:

(a) the sale, lease, conveyance, transfer, assignment or other disposition of any properties or assets (including by way of a sale and leaseback transaction or a merger or consolidation) other than in the ordinary course of business; provided, that the disposition of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries taken as a whole will be governed by Section 7.07 and not by Section 7.04; and

(b) the issuance of Equity Interests in any of the Parent’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million; provided that all transactions under this clause shall not exceed $25.0 million in any given fiscal year;

(2) a transfer of assets between or among any of the Parent and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Parent or to a Restricted Subsidiary;

(4) the sale, lease or other disposition of inventory in the ordinary course of business;

(5) transfers, abandonment or relinquishment of damaged, worn-out or obsolete properties, equipment or assets that, in the Parent’s reasonable judgment, are no longer used or useful in the business of the Parent or its Restricted Subsidiaries;

(6) the sale, trade, exchange or other disposition of cash or Cash Equivalents, Swap Contracts or other financial instruments in the ordinary course of business;

(7) the sale, exchange or disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring and similar arrangements;

(8) a Permitted Investment or a Restricted Payment that is permitted by Section 7.01;

(9) any trade or exchange by the Parent or any Restricted Subsidiary of any properties or assets for properties or assets that are used or usable in a Permitted Business owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Parent or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Parent or such Restricted Subsidiary, and provided further that, subject to any other exceptions in this definition, any cash received must be applied in accordance with the provisions of Section 7.04;

(10) the creation or perfection of Permitted Liens and Liens that are not prohibited by Section 7.06 and any disposition of assets from the enforcement or foreclosure of any such Liens;

(11) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) any damage or loss of any asset or property resulting in the payment of condemnation or insurance proceeds;

(13) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

(14) any other disposition pursuant to the Spin Off Documents on substantially the terms described in the Spin Off Registration Statement; and

(15) any issuance, sale or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the first sentence of this definition, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Notwithstanding the foregoing, the Attributable Debt with respect to each of the following sale and leaseback transactions shall, in each case, be zero:

(a) a sale and leaseback transaction in which the lease is for a period, including renewal rights, not in excess of three years;

(b) a sale and leaseback transaction with respect to any asset that occurs within 270 days of the acquisition or construction of, or the completion of a material improvement to, such asset;

(c) a sale and leaseback transaction in which the transaction is between or among the Parent and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(d) a sale and leaseback transaction pursuant to which the Parent, within 270 days after the completion of the sale and leaseback transaction, applies toward the retirement of its Indebtedness or the Indebtedness of a Restricted Subsidiary, or to the

purchase of other property, the greater of (i) the net proceeds from the sale and leaseback transaction or (ii) the fair market value of the assets sold in such transaction; provided, however, that the amount that must be applied to the retirement of Indebtedness shall be reduced by:

(1) the principal amount of any debentures, notes or debt securities (including the Senior Notes) of the Parent or a Restricted Subsidiary surrendered to the applicable trustee or agent for retirement and cancellation within 270 days of the completion of the sale and leaseback transaction;

(2) the principal amount of any Indebtedness not included in clause (d)(1) of this definition to the extent such amount of Indebtedness is voluntarily retired by the Parent or a Restricted Subsidiary within 270 days of the completion of the sale and leaseback transaction; and

(3) all fees and expenses associated with the sale and leaseback transaction.

Any drilling rig subleases existing as of the date of this Agreement shall be treated as if they were leases in respect of a sale and leaseback transaction.

“Auction Manager” shall mean either of the Arrangers or another investment bank of recognized standing selected by the Borrower and reasonably satisfactory to the Administrative Agent that will manage the Discounted Voluntary Prepayment Offer.

“Auction Procedures” shall mean the auction procedures with respect to Discounted Voluntary Prepayment Offers set forth in Exhibit I hereto.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal years ended December 31, 2011, 2012 and 2013 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of the Parent and its Subsidiaries, including the notes thereto.

“Available Incremental Amount” means the greater of (a) $100,000,000, and (b) an amount such that upon the incurrence thereof, the ratio of Consolidated Funded Debt to Consolidated EBITDA of, in each case, the Parent, shall be equal to 3.5 to 1.0 or less.

“Bank of America” means Bank of America, N.A., and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” means:

(a) with respect to the Parent, its board of managers or directors or other governing body or any authorized committee thereof; and

(b) with respect to any other Person, the board or committee of such Person, or its general partner, as applicable, serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02(h).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Business” has the meaning given in Section 5.09(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of or are in fact closed in, the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, if GAAP lease accounting rules amended or adopted after the date of this Agreement shall require a lease previously determined to be an operating lease to be recorded on a balance sheet in accordance with such rules, such lease shall not be a capital lease for purposes of this Agreement.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) maturing within one year after the date of acquisition;

(c) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any lender party to the ABL Credit Agreement or this Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, promulgated or implemented.

“Change of Control” means the occurrence of any of the following events, in each case excluding any of the Spin Off Transactions:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Parent and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Chesapeake Energy or a Subsidiary thereof;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Chesapeake Energy or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of all classes of Equity Interests of the Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets), measured by voting power rather than number of shares, units or the like; or

(c) the Parent shall cease to be, directly or indirectly, the Beneficial Owner of all of the Equity Interests of the Borrower free and clear of all Liens, other than Liens securing the Secured Obligations.

Notwithstanding the preceding, a conversion of the Parent or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who

Beneficially Owned the Capital Stock of the Parent immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the voting power of all classes of Equity Interests of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case, no “person,” other than Chesapeake Energy or a Subsidiary thereof, Beneficially Owns more than 50% of the voting power of all classes of Equity Interests of such entity.

“Chesapeake Energy” means Chesapeake Energy Corporation, an Oklahoma corporation.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are Term Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or an Incremental Term Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties, in either case.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements, instruments or documents delivered to the Administrative Agent pursuant to Section 6.12 that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Loan Commitment or an Incremental Commitment as the context may require

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(a) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b) amounts required to be dividended, paid or otherwise distributed pursuant to a tax sharing or other agreement, by the Parent, on behalf of itself and its Restricted Subsidiaries, for taxes incurred with respect to income or profits of such entities but payable by a current or former direct or indirect owner of the Parent, to the extent such amounts were deducted in computing Consolidated Net Income; plus

(c) Fixed Charges of such Person for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(d) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e) unrealized non-cash losses of such Person and its Restricted Subsidiaries resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(f) any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering or other capital markets transaction, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof), in each case regardless of whether successful, and including such fees, expenses, charges or losses related to (a) the Spin Off Transactions and any transactions pursuant to the Spin Off Documents, (ii) the offering of the 2022 Notes, the ABL Credit Facility, the Agreement and any other credit agreement, commercial paper facility or other agreement providing for revolving credit loans, receivables financings or letters of credit, and (iii) any amendment or other modification of the Spin Off Documents, the 2022 Notes the ABL Credit Facility, the Agreement and any other credit agreement, commercial paper facility or other agreement providing for revolving credit loans, receivables financings or letters of credit and, in each case, deducted (and not added back) in computing Consolidated Net Income; minus

(g) all extraordinary, unusual or non-recurring items of loss or expense of such Person and its Restricted Subsidiaries (regardless of whether includable as a separate line item in the financial statements of such Person); minus

(h) all non-cash items of gain and extraordinary items of gain increasing such Consolidated Net Income for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Loan Parties on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable (including any amounts required to be dividended, paid or otherwise distributed pursuant to any tax sharing agreement or other similar arrangements) for taxes incurred with respect to income or profits of Loan Parties but payable by a current or former direct or indirect owner of the Parent, to the extent such amounts were deducted in computing Consolidated Net Income, (iii) depreciation and amortization expense, (iv) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Loan Parties for such Measurement Period), (v) any loss on retirement of debt and other extraordinary or non-recurring charges or losses determined in accordance with GAAP, (vi) costs incurred in connection with the early termination of the lease of any oil and gas drilling rigs, (vii) rig lease/rental expenses during the four quarters following the Closing Date and ending with the quarter ending on June 30, 2015, and (viii) costs and expenses incurred in connection with the Spin Off Transactions, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Loan Parties for such Measurement Period and (iii) any gains on retirement of debt and other extraordinary or non-recurring income or gains determined in accordance with GAAP. If, since the beginning of the four fiscal quarter period ending on the date for which Consolidated EBITDA is determined, any Loan Party shall have made any acquisition or Asset Sale other than from or to another Loan Party, shall have consolidated or merged with or into any Person (other than another Loan Party), shall have disposed of the equity interests of any Loan Party other than from or to another Loan Party or shall have made any acquisition of a Person that becomes a Loan Party or shall have designated any Subsidiary as an Unrestricted Subsidiary or to not be an Unrestricted Subsidiary, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the acquisition, Asset Sale, consolidation, merger or designation had occurred on the first day of such period; provided however, the Parent may elect to not make such pro forma adjustment for one or more acquisitions, Asset Sales, consolidations, mergers or designations if the aggregate effect of the excluded transactions would not reasonably be expected to increase or decrease Consolidated EBITDA by more than 5%. The pro forma effect of an acquisition, Asset Sale, consolidation, merger or designation shall be determined (i) in good faith by the chief financial officer, principal accounting officer or treasurer of the Parent and acceptable to the Administrative Agent, and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA.

“Consolidated Funded Debt” means, as of the date of determination, for the Loan Parties on a consolidated basis, obligations for borrowed money which, in accordance with GAAP, would be shown as long-term debt (including current maturities) on its consolidated balance sheet.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Loan Parties on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b) the net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restriction with respect to the payment of dividends has been legally waived;

(c) the cumulative effect of a change in accounting principles will be excluded;

(d) unrealized losses and gains from derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of FASB Accounting Standards Codification (ASC) 815 will be excluded; and

(e) any write-down of non-current assets and any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Funded Debt” means, as of the date of determination, for the Parent and its Restricted Subsidiaries on a consolidated basis, (a) obligations for borrowed money which, in accordance with GAAP, would be shown as long-term debt (including current maturities) on its consolidated balance sheet minus (b) (i) all unrestricted cash and cash equivalents included on its consolidated balance sheet and (ii) net obligations under interest rate protection agreements and currency rate protection agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable.

“Consolidated Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the amount of all goodwill, trademarks, patents, unamortized debt discounts and expenses and any other like intangibles reflected in such balance sheet, in each case, calculated on a pro forma basis after giving effect to any transaction given pro forma effect in the definition of “Fixed Charge Coverage Ratio”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” means the conversion prior to the Spin Off of Parent from Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company to Seventy Seven Energy Inc., an Oklahoma corporation.

“Debt Issuance” means the issuance by any Loan Party of any Indebtedness other than as permitted by Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that, as determined, in good faith, by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Parent, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.13.

“Discounted Voluntary Prepayment Offer” has the meaning specified in Section 2.13.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date, unless such Capital Stock is redeemable solely in exchange for Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Parent to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock are no more favorable in any material respect to such holders than the provisions described in Section 7.04, and such Capital Stock specifically provides that the Parent may only repurchase or redeem any such Capital Stock pursuant to such provisions only after the Parent’s purchase of the Term Loans as required pursuant to the provisions described in Section 7.04.

“Domestic Subsidiary” means any Subsidiary which is a U.S. Person and excludes any Subsidiary that has no material assets other than Equity Interests of a CFC or that is a direct or indirect Subsidiary of a CFC.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, Environmental Permits or similar binding governmental restrictions, in each case relating to pollution, the protection, of human health or the environment, or the release of any materials or substances into the environment, including those related to Hazardous Materials or wastes, air emissions and any discharges including to land, water (surface or groundwater) or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (0 any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate; or (i) a failure by the Parent or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Parent or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Eurodollar Rate” means:

(a) with respect to each day during each Interest Period with respect to a Eurodollar Rate Loan, the greater of three quarters of one percent (0.75%), or the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two London Banking Days prior to the beginning of such Interest Period, as adjusted for Eurodollar Reserve Requirements as required by any applicable regulatory authority.

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time, two London Banking Days prior to such date for Dollar deposits with a term of one month commencing that day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, for any day during as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the FRB or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB) maintained by a member bank of the Federal Reserve System.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Asset Sale Proceeds” shall mean an amount equal to (i) the aggregate amount of all Net Cash Proceeds from Asset Sales of any Collateral made on or after the Closing Date that have not been applied or invested as provided in Section 7.04(b), minus (ii) $50,000,000; provided, that Excess Asset Sale Proceeds shall be zero if the foregoing calculation yields a negative result.

“Excess Cash Flow” means for Parent and its Restricted Subsidiaries, on a consolidated basis, in accordance with GAAP for any calendar year, an amount equal to (a) Consolidated EBITDA for such period, minus (b) the sum, in each case to the extent not otherwise deducted in determining Consolidated EBITDA for such period, without duplication, of: (i) the aggregate amount of cash actually paid by Parent and its Restricted Subsidiaries during such calendar year on account of capital expenditures that are not financed through or reimbursed from the proceeds of any issuance of debt for borrowed money, any equity issuance, proceeds of any casualty event or other proceeds that would not be included in Consolidated EBITDA, (ii) cash interest expense actually paid by Parent and its Restricted Subsidiaries for such period, (iii) amounts actually paid in cash in respect of total federal, state, local and foreign income, value added and similar taxes for such period, and (iv) the aggregate amount of all scheduled principal payments or repayments of debt (other than mandatory prepayments of Term Loans) made by Parent or the Restricted Subsidiaries during such calendar year but only to the extent that such payments or repayments are not financed through any issuance of debt for borrowed money, any equity issuance, any proceeds of casualty event or other proceeds that would not be included in Consolidated EBITDA.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 3, 2011, among Chesapeake Oilfield Operating, L.L.C., each of the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as amended by that certain First Amendment to Credit Agreement dated as of April 12, 2012, as further amended by that certain Second Amendment to Credit Agreement dated as of December 18, 2012, as further amended by that certain Third Amendment to Credit Agreement dated as of November 21, 2013, and as may be further amended from time to time.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries (other than Indebtedness under (i) this Agreement, (ii) the ABL Credit Agreement, (iii) the Senior Notes and the related Guarantees thereof by the Borrower and by Subsidiaries of the Borrower, as applicable, and (iv) intercompany Indebtedness, each of which considered incurred under clauses (i), (iii) and (vi) of Section 7.03(b)) in existence on the date of this Agreement, until such amounts are repaid.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party with respect to any Collateral on account of any insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective properties constituting Collateral.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements between the United States and another country which modify the provisions of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the separate letter agreements, each dated June 25, 2014, between the Borrower and each Arranger.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the applicable reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise, and including in each case any related financing transactions (including repayment of Indebtedness) during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the applicable reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable good faith judgment of the chief financial or accounting officer of the Parent (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d) interest income reasonably anticipated by such Person to be received during the applicable reference period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included;

(e) Fixed Charges attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(f) Fixed Charges attributable to interest on any Indebtedness incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of such Person, which determination shall be conclusive for all purposes under this Agreement; provided that such officer may in such officer’s discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow or Fixed Charges, including any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the 12 months immediately following the Calculation Date and are either (i) prepared and calculated in accordance with Regulation S-X under the Securities Act or (ii) set forth in an officers’ certificate signed by the chief financial officer of such Person that states (a) the amount of each such adjustment and (b) that such adjustments are based on the reasonable good faith belief of the chief financial officer executing such officers’ certificate at the time of such execution and the factual basis on which such good faith belief is based.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid, accrued or capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments (other than amortization of debt issuance costs or debt extinguishment costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Swap Contracts; plus

(b) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, regardless of whether such guarantee or Lien is called upon; plus

(c) all dividends or distributions, whether paid or accrued and regardless of whether in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, plus

(d) rig lease/rental expenses during the four quarters following closing and ending with the quarter ending on June 30, 2015,

in each case, determined, on a consolidated basis and in accordance with GAAP.

“Flood Hazard Property” means any property encumbered by a Mortgage that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Restricted Subsidiary of the Parent that is organized or incorporated outside the United States or any territory thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means, collectively, the Guaranty made by the Parent and the Subsidiary Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic waste or substances, extremely hazardous waste, solid waste and all other pollutants, substances, wastes or contaminants of any nature or kind regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, hydrocarbons, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical waste, naturally occurring radioactive material and all other such substances or wastes of any nature or kind.

“Immaterial Subsidiary” means any Subsidiary of the Parent that is not an Unrestricted Subsidiary and that (a) is Chesapeake Oilfield Finance, Inc. and any other Subsidiary of the Parent who is a corporate co-issuer under any indenture governing senior notes of the Parent or any Loan Party, (b) a Subsidiary (but not including any Subsidiary Guarantor as of the Closing Date) of the Parent designated by the Parent as an Immaterial Subsidiary on the Closing Date as listed on Schedule 1.01 and (c) a Subsidiary of the Parent designated by the Parent after the Closing Date as an Immaterial Subsidiary pursuant to a certificate executed and delivered by the Borrower to the Administrative Agent (certifying as to each of the items set forth in this definition). With respect to such Immaterial Subsidiaries (i) the tangible assets (as determined in accordance with GAAP) of all Immaterial Subsidiaries shall not exceed five (5.0%) percent of the Consolidated Tangible Assets of Parent and its Restricted Subsidiaries and (ii) the Consolidated EBITDA contribution of all Immaterial Subsidiaries shall not exceed five (5.0%) percent of Consolidated EBITDA of Parent and its Restricted Subsidiaries, in each case measured as of the last day of the four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 6.01; it being understood that any calculation of Consolidated EBITDA pursuant to this definition shall be made without regard to intercompany revenue or other intercompany items between Parent and any of its Restricted Subsidiaries or between one Restricted Subsidiary of Parent and another Restricted Subsidiary of Parent. In the event that tangible assets of all Immaterial Subsidiaries exceed the threshold in clause (i) of the foregoing sentence or the total contribution to Consolidated EBITDA of all Immaterial Subsidiaries exceeds the threshold in clause (ii) of the foregoing sentence, (A) the Borrower shall identify one or more such Restricted Subsidiaries that shall cease to constitute Immaterial Subsidiaries and (B) such Restricted Subsidiary or Restricted Subsidiaries so identified shall comply with the provisions of Section 6.12 of this Agreement as if each were a new Restricted Subsidiary such that, after giving effect to the actions in clauses (A) and (B), each such threshold shall be satisfied. The applicable thresholds in this definition shall be determined (x) in the case of Consolidated Tangible Assets or tangible assets, based on the financial statements that accompany the Compliance Certificate most recently received by the Agent and (y) in the case of Consolidated EBITDA, based on the twelve (12) consecutive month period ending on the date of the financial statements that accompany the Compliance Certificate most recently received by the Agent. No Restricted Subsidiary (other than Chesapeake Oilfield Finance, Inc. and any other Subsidiary of Parent who is a corporate co-issuer under any indenture governing senior notes of the Parent or any Loan Party) shall be an Immaterial Subsidiary if such Restricted Subsidiary is an obligor in respect of the ABL Credit Agreement or the Senior Notes.

“Increase Effective Date” has the meaning set forth in Section 2.11.

“Incremental Term Commitments” has the meaning set forth in Section 2.11.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” has the meaning set forth in Section 2.11.

“Incremental Term Facility” means any additional tranche of Incremental Term Commitments and Incremental Term Loans established pursuant to Section 2.11.

“Incremental Term Supplement” has the meaning set forth in Section 2.11.

“Indebtedness” means, with respect to any specified Person, without duplication:

(a) all liabilities, contingent or otherwise, of such Person constituting the outstanding principal amount in respect of borrowed money;

(b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(c) all reimbursement obligations of such Person in respect of letters of credit or bankers’ acceptances;

(d) all Capital Lease Obligations of such Person;

(e) Attributable Debt in respect of sale and leaseback transactions;

(f) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes deferred compensation, an accrued expense or trade payable incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and not overdue by more than 180 days unless subject to a bona fide dispute; and

(g) Obligations in respect of Swap Contracts;

if and to the extent any of the preceding items (other than the item referred to in clause (e), letters of credit, bankers’ acceptances and Obligations in respect of Swap Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) but in an amount not to exceed the lesser of the amount of such other Person’s Indebtedness or the fair market value of such asset and (y) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person, whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Parent and its Subsidiaries dated March 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), advances, capital contributions or extension of credit (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Parent will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. The acquisition by the Parent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Parent in which the Parent or any of its Restricted Subsidiaries makes any Investment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 2.09 or Section 10.06, in each case unless such person has ceased to be a Lender pursuant to Section 10.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Ratio” means the ratio of Consolidated Net Funded Debt to Consolidated EBITDA for Parent and its Restricted Subsidiaries on a consolidated basis.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, security interest or similar encumbrance in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event will a right of first refusal or an operating lease be deemed to constitute a Lien.

“Loan” means a Term Loan or an Incremental Term Loan, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, and (e) the Fee Letters.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit D.

“Loan Parties” means, collectively, the Parent, the Borrower and each Subsidiary Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Loan Parties and their respective Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Documents to which it is a party.

“Material Subsidiary” means any Subsidiary of the Parent other than an Immaterial Subsidiary.

“Maturity Date” means (i) with respect to the Term Loans, June 25, 2021 and (ii) with respect to the Incremental Term Loans, such date of maturity as indicated in the applicable Incremental Term Supplement; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Parent.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust and deeds executed by a Loan Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale by the Parent or any Restricted Subsidiary, the aggregate cash proceeds received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received prior to the date upon which Net Cash Proceeds are being determined upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and expenses, sales commissions, any relocation expenses and any severance, change of control or similar payments incurred as a result of the Asset Sale, (ii) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Parent or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Parent or its Restricted Subsidiaries from such escrow arrangement, as the case may be;

(b) with respect to any Debt Issuance, the excess, if any, of (i) cash and cash equivalents received by the Parent or any Subsidiary Guarantor in connection with such issuance (including any cash received by way of deferred payment pursuant, but only as and when so received) over (ii) the reasonable and customary out-of-pocket fees (including, without limitation, legal, accounting and underwriting fees) and expenses incurred by any Loan Party or any Restricted Subsidiary in connection with such issuance; and

(c) with respect to an Extraordinary Receipt received or paid to the account of the any Loan Party, in an aggregate amount exceeding, for any single transaction or group of related transactions, $25,000,000 per annum, the cash proceeds received by or paid to or for the account of such Loan Party net of any taxes paid or payable as a result of the Extraordinary Receipt, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Recourse Debt” means Indebtedness:

(a) as to which neither the Parent nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness (other than the Obligations under this Agreement) of the Parent or any of its

Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 7.03, in the event that any Non-Recourse Debt of any of the Parent’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Parent.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent” means Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, to be known as Seventy Seven Energy Inc., an Oklahoma corporation, following the Conversion.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Parent and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Parent or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged or consolidated with or into the Parent or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Parent or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a), or (b) the Fixed Charge Coverage Ratio for the Parent would be greater than the Fixed Charge Coverage Ratio for the Parent immediately prior to such transaction.

“Permitted Business” means the lines of business conducted by the Parent and its Restricted Subsidiaries on the date hereof, any business incidental or reasonably related thereto and any reasonable extension thereof.

“Permitted Business Investments” means Investments by the Parent or any of its Restricted Subsidiaries in any Person (including in any Unrestricted Subsidiary or Joint Venture), provided that:

(a) at the time of such Investment and immediately thereafter, the Parent could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 7.03(a);

(b) if such Person has outstanding Indebtedness at the time of such Investment, either (i) all such Indebtedness is Non-Recourse Debt or (ii) any such Indebtedness of such Person that is recourse to the Parent or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Person for which the Parent or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Parent and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); and

(c) such Person is not engaged, in any material respect, in any business other than a Permitted Business;

provided, however, that the aggregate value (as of the date such Investments are made) of Permitted Business Investments that may be made by the Parent at any given time may not be greater than $100.0 million.

“Permitted Investments” means:

(a) any Investment in Parent or in a Restricted Subsidiary of the Parent (including through purchases of Senior Notes or other Indebtedness);

(b) any Investment in Cash Equivalents;

(c) any Investment by the Parent or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary of the Parent; or

(2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Parent or a Restricted Subsidiary of the Parent;

or in the case of clauses (1) or (2) above, any Investment held by such Person at the time of such transaction, provided such Investment was not made in contemplation of such transaction;

(d) any Investment made as a result of the receipt of non-cash consideration from:

(1) an Asset Sale that was made pursuant to and in compliance with Section 7.04; or

(2) a transaction under clause (9) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(e) any Investment in any Person to the extent received in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent or any Restricted Subsidiary;

(f) any Investments received in settlement of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(g) Obligations in respect of Swap Contracts permitted to be incurred under clause (vii) of Section 7.03(b);

(h) Investments in the form of, or pursuant to, Joint Venture and partnership agreements, and Investments and expenditures in connection therewith or pursuant thereto, and having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, do not exceed the greater of $75.0 million or 5.0% of the Parent’s Consolidated Tangible Assets;

(i) Investments owned by any Person at the time such Person merges with or into the Parent or a Restricted Subsidiary or is acquired by the Parent or a Restricted Subsidiary, provided such Investments (i) are not incurred in contemplation of such merger or acquisition and (ii) are, in the good faith determination of the Parent, incidental to such merger or acquisition, and in each case renewals or extensions thereof in amounts not greater than the amount of such Investment;

(j) loans or advances to employees made in the ordinary course of business of the Parent or a Restricted Subsidiary made for bona fide business purposes; provided, however, that Permitted Investments made pursuant to this clause (j) may not exceed $2.5 million at any time outstanding;

(k) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties and endorsements for collection or deposit arising in the ordinary course of business;

(l) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(m) Permitted Business Investments;

(n) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted under this Agreement, and any Investment made pursuant to the Spin Off Documents; and

(o) other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) that are at the time outstanding, do not exceed the greater of $100.0 million or 7.5.0% of the Parent’s Consolidated Tangible Assets.

“Permitted Liens” means:

(a) Liens securing any Indebtedness under (1) this Agreement, (2) the ABL Credit Agreement or any other credit agreement, commercial paper facility or other agreement providing for revolving credit loans, receivables financings or letters of credit permitted to be incurred hereunder, (3) related Obligations in respect of Swap Contracts and (4) Obligations pursuant to Treasury Management Arrangements, in each case under (2), (3) and (4), to the extent said Liens do not encumber any of the Collateral;

(b) Liens in favor of the Parent, the Borrower or the Subsidiary Guarantors;

(c) Liens on property, assets or capital stock of a Person existing at the time such Person is merged with or into or consolidated with the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any property or assets (other than improvements thereon, accessions thereto or proceeds thereof) other than those of the Person merged into or consolidated with the Parent or the Restricted Subsidiary;

(d) Liens on property or assets existing at the time of acquisition of the property or assets by the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were in existence prior to the contemplation of such acquisition;

(e) any interest or title of a lessor to the property subject to a Capital Lease Obligation, sale and leaseback transaction or operating lease;

(f) Liens on any property or asset acquired, constructed or improved by the Parent or any of its Restricted Subsidiaries (a “Purchase Money Lien”) securing Indebtedness permitted under clause (iv) of Section 7.03(b), which (i) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (ii) are created within 360 days after the acquisition, development, construction, repair or improvement, (iii) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to the cost of such acquisition, construction or improvement of such asset or property, and (iv) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(g) Liens under the Spin Off Documents or existing on the date of this Agreement securing Indebtedness outstanding on the date of this Agreement; provided that (i) the aggregate principal amount of the Indebtedness secured by such Liens does not increase; and (ii) such Liens do not encumber any property other than the property subject thereto on the date of this Agreement (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(h) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business which were not incurred or created to secure Indebtedness for borrowed money;

(i) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Parent or any Restricted Subsidiary of the Parent to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(j) Liens that arise by operation of law;

(k) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(l) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other like Liens arising in the ordinary course of business;

(m) Liens arising under operating agreements, joint venture agreements, partnership agreements, master service agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Parent and its Restricted Subsidiaries, which Liens (i) only cover the assets that relate to the applicable agreement and (ii) were not incurred or created to secure Indebtedness for borrowed money;

(n) Liens upon specific items of inventory, receivables or other goods or proceeds of the Parent or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 7.03;

(o) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided that (i) the new Lien shall be limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or assets or proceeds or distributions thereof) and (ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(p) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of the Parent or any Restricted Subsidiary;

(q) Intentionally Deleted;

(r) Intentionally Deleted;

(s) Liens to secure Obligations in respect of Swap Contracts of the Parent or any of its Restricted Subsidiaries entered into for bona fide hedging purposes and not for speculative purposes to the extent said Liens do not encumber any of the Collateral;

(t) Liens securing Indebtedness that does not exceed in principal amount (or accreted value, as applicable) at any one time outstanding the greater of (a) $100.0 million or (b) 7.5% of the Parent’s Consolidated Tangible Assets determined at the time of incurrence of such Indebtedness to the extent said Liens do not encumber any of the Collateral; and

(u) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (a) through (t) above; provided that (i) the principal amount of the Indebtedness secured by such Lien is not increased and (ii) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; provided, in no event shall any Lien purporting to secure any of the Senior Notes be a Permitted Lien.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries, or portion of such Indebtedness, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded plus the unfunded commitments with respect thereto (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Secured Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary other than a Subsidiary Guarantor if the Parent or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Parent or any ERISA Affiliate or any such Plan to which the Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” has the meaning specified in Section 4.01(a)(iv).

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person that is preferred as to the payment of dividends or upon liquidation, dissolution or winding up.

“Private Side Information” means the information referred to as such in Section 10.02(d).

“Properties” has the meaning specified in Section 5.09(a).

“Public Lender” has the meaning specified in Section 6.02.

“Public Side Information” means the information referred to as such in Section 6.02.

“Purchase Money Lien” has the meaning specified in clause (f) of the definition of “Permitted Liens”.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means, without duplication, (a) incurrence by any Loan Party of Indebtedness for borrowed money in the form of loans having an effective yield (with the comparative determinations to be made by the Administrative Agent consistent with GAAP, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is lower than that applicable to the Term Loans, the proceeds of which are used to prepay or refinance all or a portion of the Term Loans, (b) any amendment, waiver or other modification of or under this Agreement that would have the effect of reducing the effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with GAAP, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) of the Term Loans, or (c) the assignment by a Lender of its Term Loans as required under Section 10.13 as a result of its failure to consent to any amendment of the type referred to in the foregoing clause (b), in each case other than in connection with a Change of Control.in each case other than in connection with a Change of Control.

“Required Lenders” means, on any date of determination, Lenders holding in the aggregate more than 50% of the Outstanding Amount; provided that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, any senior vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.01(a).

“Restricted Subsidiary” means each Subsidiary of the Parent that is not an Unrestricted Subsidiary and, unless context requires otherwise, shall include the Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, the Obligations of the Borrower under this Agreement and the Obligations of the other Loan Parties under the Guaranty.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the security agreement, in substantially the form of Exhibit G, together with each other security agreement and Security Agreement Supplement delivered pursuant to Section 6.12.

“Security Agreement Supplement” means a security agreement supplement in substantially the form of Exhibit A to the Security Agreement.

“Senior Indebtedness” means

(a) any Indebtedness of the Parent or any Restricted Subsidiary of the Parent permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Secured Obligations; and

(b) all Obligations with respect to the items listed in the preceding clause (a).

Notwithstanding anything to the contrary in the preceding sentence, Senior Indebtedness will not include:

(1) any intercompany Indebtedness of the Parent or any of its Restricted Subsidiaries;

(2) any Indebtedness that is incurred in violation of this Agreement; or

(3) any Capital Stock.

For the avoidance of doubt, “Senior Indebtedness” will not include any trade payables or taxes owed or owing by the Parent or any Restricted Subsidiary.

“Senior Notes” means the 2019 Notes and the 2022 Notes and, unless context requires otherwise, the Guarantees related thereto.

“Spin Off” means the distribution by Chesapeake Energy of all of the issued and outstanding Equity Interest of Parent to the holders of common stock of Chesapeake Energy.

“Spin Off Transactions” means the Spin Off and the other transactions described in or otherwise contemplated by the Spin Off Registration Statement and the Spin Off Documents, including those described on Schedule 1.01A.

“Spin Off Documents” means the Master Separation Agreement, the Transition Services Agreement, the Amended Master Services Agreement, New Services Agreement, the Drilling Agreement, the Tax Sharing Agreement, the Employee Matters Agreement (each, as described in the Spin Off Registration Agreement) and the other agreements related or incidental thereto, in each case, entered into, or to be entered into, by Parent and/or certain of its Subsidiaries and Chesapeake Energy and/or certain of its Subsidiaries in connection with the Spin Off Transaction.

“Spin Off Registration Statement” means registration statement on Form 10 filed by Parent with the SEC, including all exhibits and schedules thereto.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, including pursuant to any mandatory redemption provision, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of the Parent, any obligation to offer to repurchase such debt securities on a date or dates specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a Stated Maturity date of such convertible debt securities.

“Subordinated Indebtedness” means Indebtedness of the Parent or its Restricted Subsidiaries that are expressly subordinated in right of payment to the Secured Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent and, unless context requires otherwise, shall include the Borrower. Notwithstanding anything to the contrary contained herein, Nomac Services, L.L.C. and Compass Manufacturing, L.L.C. shall be deemed not to be Subsidiaries of Parent for any purposes hereunder.

“Subsidiary Guarantor” means each Domestic Subsidiary of the Parent other than Immaterial Subsidiaries and Unrestricted Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions currency options spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement and its related schedules.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the market-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means, as to any Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment.”

“Term Loans” has the meaning specified in Section 2.01(a).

“Threshold Amount” means $50,000,000.00.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury, depositary, purchasing card or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Subsidiary” means any Subsidiary of the Parent that is designated by the Board of the Parent as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt, except as permitted under clause (b) of the definition of “Permitted Business Investments”;

(2) is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except as permitted under clause (b) of the definition of “Permitted Business Investments”;

(3) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Parent or any of its Restricted Subsidiaries; and

(4) is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary that is not in compliance with Section 7.05.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering to the Administrative Agent a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 7.01; provided, however, that Section 7.01 need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such

Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date, any Liens on the assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Parent at such time and any Investments held by such Subsidiary shall be deemed to be made by a Restricted Subsidiary of the Parent at such time and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.03, such Lien is not permitted to be incurred as of such date under Section 7.06 or such Investment is not permitted to be made as of such date under Section 7.01, the Parent will be in default of such covenant.

Notwithstanding anything herein contained, the Borrower, Nomac Drilling, L.L.C., Performance Technologies, L.L.C., Great Plains Oilfield Rental, L.L.C. and Oilfield Tracking Solutions shall never be Unrestricted Subsidiaries.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(e)(ii)(B)(iii).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04 Rounding. Any financial ratios required to be calculated by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND LOANS

Section 2.01 The Loans.

(a) Each Lender severally agrees to make a term loan (each a “Term Loan” and collectively, the “Term Loans”) to the Borrower in an amount equal to such Lender’s Term Loan Commitment, which loans shall be disbursed in a single advance on the Closing Date in a principal amount equal to 99.5% of such Lender’s Term Loan Commitment; provided that for the avoidance of doubt, the principal amount of each Term Loan made hereunder shall be an amount equal to 100% of each Lender’s Term Loan Commitment.

(b) Lenders may, but shall not be required to, agree to commit to make additional Loans if requested by the Borrower pursuant to Section 2.11.

(c) Amounts borrowed under this Section 2.01 which are repaid or prepaid may not be reborrowed.

Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans of any Class from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or email. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. It is understood that a Loan Notice may be signed by: (i) means of a facsimile or stamp signature of a Responsible Officer of the Borrower or (ii) by another officer of the Borrower who has been authorized to make such request and for which the Administrative Agent has received such documentation as it may reasonably request regarding such authorizations and specimen signature. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the Class of Loans being borrowed, converted or continued, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Class Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan of the applicable Class available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, with respect to the Term Loan advances made on the Closing Date, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent at the Borrower’s option either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) A Eurodollar Rate Loan may be converted only on any day in accordance with Section 2.02(a), regardless of whether such conversion date is the last day of an Interest Period for such Eurodollar Rate Loan, subject to any amounts due under Section 3.05(a). During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Revolving Credit Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Eurodollar Rate Loans.

Section 2.03 Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:30 p.m. (3) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Class Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the applicable Class of Lenders in accordance with their respective Applicable Class Percentages.

(ii) (1) If the Borrower makes a prepayment of any Term Loan pursuant to Section 2.03(a) in connection with a Repricing Transaction or (2) the Term Loans are otherwise subject to a Repricing Transaction, in each case, the Borrower shall pay a premium in respect of the principal amount of Term Loans that are subject to such prepayment or Repricing Transaction in an amount equal to 1.00% of such principal amount if such prepayment or Repricing Transaction occurs prior to the six month anniversary of the Closing Date. Each such prepayment shall be applied to the principal installments of the applicable Loans in the manner directed by the Borrower (or, if no such direction is provided, in the direct order of maturity of such installments) for the benefit of the applicable Class of the Lenders in accordance with their respective Applicable Class Percentages.

(b) Mandatory. Until such time as the Outstanding Amount has been repaid in full, the Outstanding Amount shall be permanently prepaid in the amounts set forth below upon the occurrence of any of the following events:

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), beginning for the period of the fiscal year ending December 31, 2015, the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to (i) 25% of Excess Cash Flow for the fiscal year covered by such financial statements less (ii) the amount of any voluntary prepayments made on the Term Loan during such fiscal year; provided, however, if the Leverage Ratio as of the last day of such fiscal year is less than 3.25 to 1.0, then the Borrower shall not be required to make the foregoing payment for such fiscal year.

(ii) The Borrower shall prepay the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, in an aggregate amount equal to the Excess Asset Sale Proceeds at such time as required by Section 7.04(b).

(iii) In the event of any Debt Issuance on or after the Closing Date, the Borrower shall prepay the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, in an aggregate amount equal to 100% of all Net Cash Proceeds received therefrom within five (5) Business Days of receipt of such Net Cash Proceeds.

(iv) If Net Cash Proceeds of Extraordinary Receipts received on or after the Closing Date by any Loan Party exceed during any calendar year an amount equal to $50,000,000 (the portion of such Net Cash Proceeds that exceeds $50,000,000 is herein referred to as “Excess Extraordinary Receipts”) the Borrower shall prepay an aggregate amount of Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, equal to 100% of such Excess Extraordinary Receipts within five (5) Business Days of receipt thereof by such Loan Party; provided, however, that, for so long as no Event of Default shall have occurred and be continuing, any Loan Party may reinvest such Extraordinary Receipts in assets used in the businesses of the Borrower or its Restricted Subsidiaries, and in such case any such Extraordinary Receipts that have not been reinvested within 365 days from the receipt thereof shall be immediately applied to the prepayment of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans as set forth herein; provided, further, that, if any Loan Party has entered into a binding commitment to reinvest any portion of the Excess Extraordinary Receipts in accordance with the foregoing proviso within such 365 day period, then the prepayment using such portion of the Excess Extraordinary Receipts shall not be required until the date that is 730 days after receipt of such Net Cash Proceeds.

provided in each case, that if at the time that any such prepayment would be required, the Parent or the Borrower is required to offer to repurchase any other Indebtedness permitted to be incurred hereunder pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds of such transaction or event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Parent or the Borrower, as applicable, may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and, if so provided in the Incremental Term Loan Supplement applicable thereto, Incremental Term Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash

Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans and, if so provided in the Incremental Term Loan Supplement applicable thereto, Incremental Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and, if applicable, the Incremental Term Loans, and the amount of prepayment of the Term Loans and, if applicable, the Incremental Term Loans, that would have otherwise been required pursuant to this Section 2.03(b) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans and, if so provided in the Incremental Term Loan Supplement applicable thereto, Incremental Term Loans in accordance with the terms hereof.

All Net Cash Proceeds not applied pursuant to this Section 2.03(b) or Section 7.04(b) may be used by the Loan Parties and their respective Subsidiaries for general corporate purposes.

(c) Each prepayment of Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, required to be made pursuant to subsection (b) of this Section 2.03 shall be applied ratably to all outstanding Term Loans (provided that any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans) and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, and the principal repayment installments thereof shall be applied pro rata. Within the foregoing parameters, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans.

(d) If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.03 at any time that is other than the end of the current Interest Periods, and provided that no Default shall then exist, the Borrower shall have the right, in lieu of making such prepayment in full prior to the end of an Interest Period, to defer the making of such prepayment until the last day of the current Interest Periods applicable thereto.

Section 2.04 Repayment of Loans. The Borrower agrees to repay to the Lenders in quarterly installments of principal, each of which shall be equal to 0.25% of the initial aggregate principal amount of the Term Loans. The first such payment shall be made on September 30, 2014 and each subsequent payment shall be made thereafter on the last Business Day of each March, June, September and December, with a final payment due in respect of any Term Loans on the Maturity Date in an amount equal to the Outstanding Amount of the applicable Class of Loans as of such date. Each of the foregoing provisions in this Section 2.04 shall apply equally to Incremental Term Loans unless otherwise provided in the applicable Incremental Term Supplement. Each time that additional Loans are made pursuant to increases in Commitments pursuant to Section 2.11, the amount of the remaining installments of principal shall be adjusted so that each such remaining installment is in an amount equal to 0.25% of the principal amount of all Loans outstanding on the date that such additional Loans are made (including the amount of the additional Loans made on such date).

Section 2.05 Interest. (a) Subject to the provisions of Section 2.05(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the applicable Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at Stated Maturity, by acceleration or otherwise, such amount shall thereafter, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at Stated Maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.06 Fees. The Borrower agrees to pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans determined by reference to the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.08 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations hereunder. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class, amount and maturity of its Loans and payments with respect thereto.

Section 2.09 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage or Applicable Class Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 Noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans; provided that if such demand is made after the time the Borrower may request funding of available amounts of Base Rate Loans, such payment by the Borrower shall not be due until the next succeeding Business Day. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower: Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Secured Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (1) the amount of such Secured Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time to (ii) the aggregate amount of the Secured Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Secured Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Secured Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Secured Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time to (ii) the aggregate amount of the Secured Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Secured Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Secured Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders hereunder or under the other Loan Documents, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.11 Increase in Commitments. (a) Request for Increase. Provided that no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may at any time and from time to time, request an increase in Loans (which increase may take the form of new term loan commitments (“Incremental Term Commitments”) and loans (“Incremental Term Loans”)) under an Incremental Term Facility in an aggregate amount not exceeding the Available Incremental Amount; provided that any such request for an increase shall be in a minimum amount of $50,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders by the Administrative Agent). With respect to any Incremental Term Facility, the Parent, the Borrower, the Administrative Agent and the Incremental Term Lenders party thereto shall enter into a supplement to this Agreement (an “Incremental Term Supplement”) and such Incremental Term Supplement shall set forth the terms and conditions relating to any Incremental Term Facility, which, to the extent that they are in the aggregate materially more adverse to the Parent and its Restricted Subsidiaries than the terms and conditions relating to the Term Facility, shall be reasonably acceptable to the Administrative Agent (except to the extent that they are consistent with clause (e) below).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment, and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Borrower is entitled to elect, in its discretion, Incremental Term Lenders from among the existing Lenders and any additional banks, financial institutions and other institutional lenders or investors, subject to the consent of (i) such proposed Incremental Term Lender and (ii) the Administrative Agent (which consent shall not be unreasonably withheld). Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(d) Effective Date and Allocations. If the Commitments and/or Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders, including the proposed new lenders, as applicable, of the final allocation of such increase and the Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (1) the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower certifying that, immediately after giving effect to such increase in Term Loans or Incremental Term Facility, (A) the representations and warranties contained in Article V and this Agreement are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.11, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01, and (B) no Default or Event of Default shall have occurred and be continuing at such time or would result from the increase in Term Loans or Incremental Term Facility on such Increase Effective Date, (2) all fees and expenses of the Administrative Agent and the Lenders in connection with such increase in Term Loans or Incremental Term Facility shall have been paid on or prior to the Increase Effective Date to the extent provided in the applicable Incremental Term Supplement, (3) with respect to each Incremental Term Facility, such Incremental Term Facility shall (i) not have a final maturity date earlier than the Maturity Date applicable to the Term Facility or a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Facility and (ii) be secured by either a pari passu or junior lien on the Collateral, (4) the Applicable Rate for the Incremental Term Loans shall be determined by the Borrower and the lenders thereof; provided, that, in the case of any Incremental Term Loans that are secured by a Lien on the Collateral that is pari passu with the Lien securing the Term Loans, (A) in the event that the applicable margin for any Incremental Term Loans Incurred under such Incremental Term Facility exceeds the applicable margin for the Term Loans by more than 50 basis points, then the Applicable Rate for the Term Loans shall be adjusted so that the applicable margin for the Incremental Term Loans under such Incremental Term Facility does not exceed the applicable margin for the Term Loans by more than 50 basis points; provided, further, that the determination of the applicable margin for the Term Loans and Incremental Term Loans under the Incremental Term Facility shall include the following items: (x) interest rate margins and (y) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable to the Lenders in the primary syndication thereof (with OID being equated to interest based on an assumed four-year life to maturity) and shall exclude customary arrangement or commitment fees payable to the arrangers (or their affiliates) of such loans and (B) in the event that the Eurodollar Rate floor and/or Base Rate floor applicable to the Incremental Term Facility is greater than the Eurodollar Rate floor or Base Rate floor, respectively, applicable to the Term Loans, the Eurodollar Rate floor and/or Base Rate floor applicable to the Term Loans shall be adjusted to match such Eurodollar Rate floor or Base Rate floor applicable to the Incremental Term Loans but only to the extent an increase in the Eurodollar Rate floor or Base Rate floor applicable to the Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurodollar Rate floor and Base Rate floor (but not the Applicable Rate) applicable to the Term Loans shall be increased to the extent of such differential between interest rate floors, and (5) subject to clause (4)(i), the amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof.

(f) Funding. On each Increase Effective Date, each applicable Lender or other bank, financial institution or other institutional lender or investor that is providing an Incremental Term Commitment shall make an Incremental Term Loan to the Borrower in a principal amount equal to such Lender’s or Person’s Incremental Term Commitment pursuant to the procedures set forth in Section 2.02. Any Incremental Term Loan shall be a “Loan” for all purposes of this Agreement and the other Loan Documents.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.10 or Section 10.01 to the contrary.

Section 2.12 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative

Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.13 Discounted Voluntary Prepayments.

(a) Notwithstanding anything to the contrary in Section 2.03(a) (which shall not be applicable to this Section 2.13), the Borrower shall have the right at any time and from time to time to offer (a “Discounted Voluntary Prepayment Offer”) to prepay Loans under the Facility at a discount to the par value of such Loans and on a non pro rata basis (a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.13; provided, however, that (A) any Discounted Voluntary Prepayment shall be offered to all Lenders with Loans outstanding on a pro rata basis (which such Lenders shall be allowed to offer all or a part of such Lender’s Term Loans for prepayment), (B) no Default or Event of Default has occurred and is continuing or would result from such Discounted Voluntary Prepayment, (C) the Borrower shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from such Discounted Voluntary Prepayment, (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.13 has been satisfied and (3) none of Parent, Borrower or any other Loan Party has any material Private Side Information that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any Private Side Information with respect to the Loan Parties) and (D) no more than one Discounted Voluntary Prepayment Offer may be issued and pending at any one time and no more than five Discounted Voluntary Prepayment Offers may be made in any one Fiscal Year (in each case unless the Administrative Agent consents in its reasonable discretion).

(b) The Borrower must terminate any Discounted Voluntary Prepayment Offer if they fail to satisfy one or more of the conditions set forth above in Section 2.13(a) that are required to be met at the time at which the Term Loans would have been prepaid pursuant to such Discounted Voluntary Prepayment Offer. If the Borrower commences any Discounted Voluntary Prepayment Offer (and all relevant requirements set forth above that are required to be satisfied at the time of the commencement of such Discounted Voluntary Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above that are required to be satisfied at the time of the consummation of such Discounted Voluntary Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender or any other Person for any termination of such Discounted Voluntary Prepayment Offer as a result of their failure to satisfy one or more of the conditions set forth above that are required to be met at the time that otherwise would have been the time of consummation of such Discounted Voluntary Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder. All Term Loans prepaid by the Borrower pursuant to this Section 2.13 shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Discounted Voluntary Prepayment. The par principal amount of Term Loans prepaid pursuant to this Section 2.13(b) shall be applied to reduce the final installment payment of the Term B Repayment Amounts and New Term Loan Repayment Amounts, as the case may be.

(c) Each Discounted Voluntary Prepayment Offer shall comply with the Auction Procedures and any such other procedures established by the Auction Manager in its reasonable discretion and agreed to by the Borrower.

(d) The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Voluntary Prepayment Offer.

(e) This Section 2.13 shall neither (A) require the Borrower to undertake any Discounted Voluntary Prepayment Offer nor (B) limit or restrict the Borrower from making voluntary prepayments of Term Loans in accordance with Section 2.03(a).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then (A) the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below, (B) the Administrative Agent or such Loan Party, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (Section 3.01) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), Section 3.01(e)(ii)(B) and Section 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Secured Obligations.

Section 3.02 Illegality. If any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the

Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Inability to Determine Rates. (a) If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (A) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (A), “Impacted Loans”, or (B) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loan or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loan or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund

Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within five (5) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a) (or, with respect to a designation or assignment made pursuant to Section 3.06(a)(i), if such designation or assignment is insufficient to eliminate amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be), the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

Section 4.01 Conditions of Lending. The obligation of each Lender to fund its Term Loans hereunder is subject to satisfaction (or waiver made in compliance with Section 10.01) of the following conditions precedent on the Closing Date:

(a) The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers:

(i) executed counterparts of this Agreement and the Guaranty, by each Loan Party party thereto;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) the Security Agreement, duly executed by each Loan Party, together with all financing statements in appropriate form for filing necessary in order to perfect the Liens created under the Security Agreement that name any Loan Party as debtor;

(iv) a pledge agreement, in form reasonably satisfactory to the Administrative Agent and its counsel (the “Pledge Agreement”), duly executed by Parent, Borrower and any Loan Parties owning Equity Interests in any Restricted Subsidiaries, together with certificates, if any, representing the Equity Interests pledged thereby that constitute certificated securities (within the meaning of Section 8-102(a)(4) of the UCC) accompanied by undated stock powers executed in blank;

(v) such resolutions or organizational other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably request evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent may reasonably request to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization;

(vii) a favorable opinion of McAfee & Taft, Oklahoma counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(viii) a favorable opinion of Baker Botts L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to Administrative Agent;

(ix) audited financial statements of the Parent and its Consolidated Subsidiaries for the fiscal year ending December 31, 2011, 2012 and 2013;

(x) forecasts prepared by management of the Parent, of consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries for the fiscal years ending December 31, 2014 through 2016;

(xi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 4.01(e), (f) and (g) have been satisfied; (B) that there has been no event or circumstance since December 31, 2013 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) as to the accuracy of the representation contained in Section 5.18; and (D) that borrowers under the ABL Credit Agreement have availability thereunder of $100,000,000 or more;

(xii) results of Lien searches in respect of the Loan Parties reasonably requested by the Administrative Agent showing no liens other than Permitted Liens and other Liens approved by the Administrative Agent; and

(xiii) evidence (in the form of “when issued” trading) that the Equity Interests in Parent are publicly traded on a nationally recognized stock exchange.

(b) The Administrative Agent’s receive of evidence, in form and substance reasonably satisfactory to the Administrative Agent, that substantially simultaneously with the funding of the Term Loans hereunder, the Existing Credit Agreement (excluding, for the avoidance of doubt, the Existing Letters of Credit) is being terminated and paid in full and the Liens existing in favor of administrative agent thereunder in and to the assets of the Loan Parties are being released, including UCC-3 termination statements in appropriate form for filing.

(c) (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(d) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers (directly to such counsel if requested by the Administrative Agent) to the extent invoiced two Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings, to the extent included in such invoice (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e) (i) Each Loan Party shall have received all governmental, partner and third party consents and approvals necessary for the consummation of the transactions contemplated by this Agreement, which consents and approvals are in full force and effect, (ii) no order, decree, judgment, ruling or injunction exists which restrains the consummation of the transactions contemplated by this Agreement, and (iii) there is no pending, or to the knowledge of the Borrower or any other Loan Party, threatened, action, suit, investigation or proceeding that could reasonably be expected to have a Material Adverse Effect.

(f) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(g) No Default shall exist, or would result from the funding of the Term Loans or from the application of the proceeds thereof on the Closing Date.

(h) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower represent and warrant to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens permitted hereunder) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.03 Governmental Authorization, Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the

Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 5.05 Financial Statements’ No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Predecessors as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the Predecessors as of the date thereof and their combined results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since December 31, 2013 there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (other than as may be reflected in the Interim Financial Statements).

(d) The consolidated forecasted balance sheet, statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent’s best estimate of its future financial condition and performance.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, other than Permitted Liens, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b) and as otherwise permitted under Section 7.06.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

Section 5.09 Environmental Compliance.

(a) The facilities and properties owned, leased or operated by the Parent or any of its Subsidiaries (the “Properties”) do not contain, and, to the knowledge of the Parent or any of its Subsidiaries, have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that collectively may or have given rise to any material Environmental Liability.

(b) Neither the Borrower nor any of its Subsidiaries has received or is aware of any written, or to the knowledge of the Borrower or any of its Subsidiaries, oral notice of violation, alleged violation, non-compliance, liability or potential liability arising under or related to any Environmental Law or Environmental Permit with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”), including any such liability related to any properties where the Borrower or any of its Subsidiaries provides or has provided any services, that could reasonably be expected to have a Material Adverse Effect, nor does the Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(c) None of the Parent or any of its Subsidiaries or the Business disposed of, sent or arranged for the transportation of any Hazardous Materials at or to a site that pursuant to CERCLA, EPA has proposed to list or has listed on the NPL or, to the knowledge of the Parent or any of its Subsidiaries, on CERCLIS or any comparable state Superfund program, and none of the of the Parent or any of its Subsidiaries or the Business has transported from or disposed of, or generated, treated, stored, Hazardous Material on or from the Properties, or transported from or disposed of, or generated, treated, stored, Hazardous Materials on or from any properties where any of the Parent or any of its Subsidiaries or the Business provides or has provided any services, that individually or in the aggregate has or could reasonably be expected to have resulted in a material violation of Environmental Laws or Environmental Permits.

(d) Except as set forth on Schedule 5.09(d), no material judicial proceeding or governmental or administrative proceeding is pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened, under any Environmental Law to which the Parent or any of its Subsidiaries is or could reasonably be expected to be named as a party with respect to the Business or that pertains in any way to the Properties or the properties where the Parent or any of its Subsidiaries or the Business provides or has provided any services, nor are there any material administrative or judicial consent decrees or other decrees, consent orders, or other orders outstanding under any Environmental Law or Environmental Permit with respect to the Parent or any of its Subsidiaries or the Business or, to the knowledge of the Parent or any of its Subsidiaries, that pertain in any way to the Properties or the properties where the Parent or any of its Subsidiaries or the Business provides or has provided any services.

(e) There has been no release or threat of release of Hazardous Materials at or from the Properties, or at or from the properties where the Parent or any of its Subsidiaries or the Business provides or has provided any services, either arising from or related to the operations of the Parent or any of its Subsidiaries or the Business or, to the knowledge of the Parent or any of its Subsidiaries, arising from the actions of any other Person, in each case for which Environmental Law or any Environmental Permit requires further notice or response action by the Parent or any of its Subsidiaries or the Business that could reasonably be expected to give rise to material Environmental Liability.

(f) Except as set forth on Schedule 5.09(f), the Borrower and all of its Subsidiaries are in material compliance with and are not in material violation of, and to the knowledge of the Borrower or any of its Subsidiaries, have in the last five years been in material compliance with and not in material violation of all Environmental Laws and Environmental Permits, including without limitation, with respect to the Properties and all operations at the Properties, the properties where the Borrower or any of its Subsidiaries provides or has provided any services and all operations at these properties and more generally the Business.

(g) None of the Borrower or any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws, other than as a result of a merger or consolidation of such Person into the Borrower or any of its Subsidiaries or in connection with an asset acquisition, and then only with respect to the acquired assets, in each case where the transaction either did not result in the assumption of any known material Environmental Liability or could not reasonably be expected to give rise to a Material Adverse Effect.

Section 5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance in respect of workmen’s compensation or similar statutory obligations compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement other than the Tax Sharing Agreement as described in the Spin Off Registration Statement.

Section 5.12 ERISA Compliance. (a) The Borrower, its Subsidiaries and each ERISA Affiliate have maintained each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not, either individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

Section 5.13 Subsidiaries: Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. As of the Closing Date, set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.

Section 5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Parent and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.04 and Section 7.07 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15 Disclosure. The Parent has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are material and are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Parent, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.

Section 5.18 Solvency. (a) The aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and its Subsidiaries, taken as a whole, will exceed the aggregate Indebtedness of the Parent and its Subsidiaries on a consolidated basis, as the Indebtedness becomes absolute and matures, (b) the Parent and the other Loan Parties, on a consolidated basis, will not have incurred or intended to incur, and do not believe that they will incur, Indebtedness beyond their ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by the Parent and the other Loan Parties and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) the Parent and the other Loan Parties, on a consolidated basis, will not have (and will have no reason to believe that they will have thereafter) unreasonably small capital for the conduct of its business.

Section 5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.20 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent or any of its Subsidiaries as of the Closing Date and neither the Parent nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

Section 5.21 Collateral Documents. Except as expressly contemplated by the Collateral Documents, the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, other than contingent or inchoate Obligations, the Parent or the Borrower, as applicable, shall, and shall cause each Loan Party, as applicable, to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent and, upon request of the Administrative Agent, to each Lender:

(a) as soon as available, but in any event within 10 Business Days after the applicable date by which Parent would have been required to file the same with the SEC (as if it were a non-accelerated filer under the Exchange Act and taking into account any extension of time, deemed filing date or safe harbor that would be available to such a filer), (i) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) to the extent that there are any Unrestricted Subsidiaries at such fiscal year end, additional information regarding such Unrestricted Subsidiaries as Administrative Agent may request, such consolidated statements to be certified by chief executive officer, chief financial officer, treasurer or controller of the Parent as being fairly stated in all material respects;

(b) as soon as available, but in any event within 10 Business Days after the applicable date by which Parent would have been required to file the same with the SEC (as if it were a non-accelerated filer under the Exchange Act taking into account any extension of time, deemed filing date or safe harbor that would be available to such a filer, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and, to the extent there are any Unrestricted Subsidiaries as of the end of such fiscal quarter, additional information regarding such Unrestricted Subsidiaries as Administrative Agent may request, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries (or of the Loan Parties, if applicable) in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) at the time of the delivery of information under Section 6.01(a) or (b), a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Borrower for such period, as compared to amounts for the previous period, to the extent applicable, in a form reasonably satisfactory to the Administrative Agent.

Section 6.02 Certificates, Other Information. Deliver to the Administrative Agent, and upon request by the Administrative Agent, to each Lender, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2014), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are made available to the stockholders of the Parent, copies of each annual report, proxy or financial statement or other official or formal report or official or formal communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement or under or pursuant to any Transaction Document that relates to any breach or default (including any cross default) by any party to any Transaction Document in an amount which, in the aggregate, exceeds the Threshold Amount, or any other event that could materially impair the value of the interests of the rights of any Loan Party under any Transaction Document or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(g) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law; and

(h) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrack or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 6.03 Notices. Promptly notify the Administrative Agent and, upon request by the Administrative Agent, each Lender:

(a) of the occurrence of any Default;

(b) of any matter, including (i) breach or non-performance of or any default under, a Contractual Obligation of the Parent or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Subsidiary, including pursuant to any applicable Environmental Laws, which in any of the above instances, has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.07; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance in respect of workmen’s compensation or similar statutory obligations compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and shall use commercially reasonable efforts to provide that the insurance provider with respect thereto shall provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

Section 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Loan Party, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Loan Party, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.11 Use of Proceeds. Use the proceeds of the Loans for (i) the payment of a dividend or distribution to Parent in an amount sufficient to allow the repayment of the Existing Credit Agreement, (ii) the payment of fees and expenses in connection with this Agreement and the Loan Documents, and (iii) general corporate purposes not in contravention of any Law or of any Loan Document.

Section 6.12 Covenant to Guarantee Obligations and Give Security. (a) With respect to any Domestic Subsidiary of the Parent that is (x) a new Domestic Subsidiary created or acquired after the Closing Date by any Loan Party that is neither an Immaterial Subsidiary nor an Unrestricted Subsidiary, (y) a Loan Party that ceases to be an Immaterial Subsidiary or (z) a Domestic Subsidiary that ceases to be an Unrestricted Subsidiary, promptly (i) cause such Domestic Subsidiary (A) to become a party to the Guaranty and (B) to deliver to the Administrative Agent documents with respect to such Subsidiary, of the type described in Section 4.01(a)(v) and (vi), and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. If, within fourteen (14) days after the Closing Date, Administrative Agent has not received evidence, in form and substance reasonably satisfactory to Administrative Agent, that Thunder Oilfield Services, L.L.C. has either been dissolved or has been merged with and into a Loan Party (with such Loan Party as the surviving entity), the Borrower will cause Thunder Oilfield Services, L.L.C. to comply with the provisions of this Section 6.12 as if it were a newly formed Domestic Subsidiary.

(b) Promptly deliver and cause each Subsidiary Guarantor to promptly deliver, to further secure the Secured Obligations, whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, flood hazard certification, title searches, financing statements and other Collateral Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject only to Permitted Liens, on all real property with an individual net book value equal to or greater than $7,500,000, equipment and fixtures now owned or hereafter acquired by such Person, and all Equity Interests in Subsidiaries together with such officers certificates and legal opinions as requested by Administrative Agent to evidence the authorization validity and enforceability of such documents. In furtherance thereof, the Borrower shall (i) notify Administrative Agent as soon as possible but not later than ten (10) Business Days after any acquisition (whether by purchase, lease or otherwise) of material assets of the types described above by the Borrower or any Subsidiary and (ii) at the time of the delivery of the financial statements pursuant to Section 6.01, deliver a report reflecting any material assets of the types described above acquired during the preceding fiscal quarter. The Borrower shall deliver such Collateral Documents requested pursuant to this Section 6.12 otherwise promptly and in no event later than 60 days after a request by the Administrative Agent or such later time as may be consented to by the Administrative Agent, in its sole discretion. Notwithstanding anything to the contrary contained herein, none of the Loan Parties will be required to take any action necessary or desirable to create or perfect a security interests in any assets if the Administrative Agent reasonably agrees that the costs of taking such action are excessive in relation to the value afforded to the Secured Parties of creating or perfecting such security interest.

(c) From time to time, execute and deliver, or cause to be executed and delivered, such additional mortgages, deeds of trust, chattel mortgages, security agreements, financing statements, reports, instruments, legal opinions, certificates or documents, all in form and substance satisfactory to the Administrative Agent, and take all such actions as may be requested hereunder or as the Administrative Agent may reasonably request for the purposes of correcting any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, or implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Loan Party) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will promptly execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Parent or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(d) Notwithstanding anything to the contrary contained herein, upon the formation or acquisition by a Loan Party of any direct Subsidiary after the Closing Date that is a CFC, then the Parent shall or shall cause such Loan Party, promptly after such formation or acquisition, to execute and deliver to the Administrative Agent a pledge, in form and substance satisfactory to the Administrative Agent, encumbering not less than 65%, but never an amount equal to or more than, 66-2/3% of the Equity Interests representing the voting power of all classes of Equity Interests of such CFC.

Section 6.13 Environmental Laws. (a) Comply, and cause each of its Subsidiaries to comply, in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters.

(b) Conduct and complete, and cause each of its Subsidiaries to conduct and complete, all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws unless being contested in good faith by appropriate proceedings that are diligently conducted in accordance with Environmental Laws.

(c) Promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Parent or any of its Subsidiaries of which it has notice, pending or threatened against any the Parent or any of its Subsidiaries, by any Governmental Authority with respect to any alleged violation of or non-compliance in any material respect with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its Business.

(d) Promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by the Parent or any of its Subsidiaries in connection with its ownership or use of its properties or the conduct of its Business, relating to potential responsibility which could if adversely determined result in material fines against or liability of the Parent or any of its Subsidiaries with respect to any investigation or clean-up of Hazardous Material at any location.

Section 6.14 Designation and Conversion of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary as of the date hereof on Schedule 6.14 or thereafter in compliance with Section 6.13(b), any Person that is or becomes a Subsidiary of the Parent shall not be classified as an Unrestricted Subsidiary.

(b) The Board of the Parent may designate any Restricted Subsidiary of the Parent to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of Parent is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 7.01(a)(3) or represent Permitted

Investments, as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary; provided, however, that Section 7.03 need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less.

(c) The Board of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if (1) all Indebtedness, Liens and Investments of such Subsidiary outstanding or in existence immediately following such designation would, if incurred or made at such time by a Restricted Subsidiary of the Parent, have been permitted to be incurred or made for all purposes of this Agreement and (2) no Default or Event of Default would be in existence following such designation.

Section 6.15 Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.16 Post-Closing Requirements. Borrower shall deliver, or shall cause to be delivered, the documents and other deliverables, and evidence of the occurrence of the events listed on Schedule 6.16, in the time periods provided for therein.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, other than contingent or inchoate Obligations, the Parent, the Borrower and each Loan Party, as applicable, covenants and agrees that:

Section 7.01 Limitation on Restricted Payments.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment by the Parent or any Restricted Subsidiary in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent or payable to the Parent or a Restricted Subsidiary of the Parent);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent or any direct or indirect parent of the Parent (except in exchange for Equity Interests (other than Disqualified Stock) of the Parent and except for any such Equity Interests owned by the Parent or any Restricted Subsidiary of the Parent);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Parent or any Restricted Subsidiary of the Parent, except (A) a payment of interest or principal within one year of the Stated Maturity thereof or (B) payments on Indebtedness owed to the Parent or a Restricted Subsidiary of the Parent; or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Parent could, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent or any of its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv) and (xvi) of Section 7.01(b)) after the date hereof is less than the sum (the “Restricted Payments Basket”), without duplication, of:

(A) 50% of the Consolidated Net Income of the Parent on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2014 and ending on the last day of the Parent’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds received by the Parent (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Parent (other than Disqualified Stock)) since the date of this Agreement as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Parent (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Parent that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) of the Parent (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Parent), plus

(C) 100% of the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness or Indebtedness held by a Subsidiary of the Parent) of the Parent or any Restricted Subsidiary is reduced on the Parent’s consolidated balance sheet upon the conversion or exchange subsequent to the date of this Agreement of any such Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the fair market value of any property (as determined in good faith by an officer of the Parent), distributed by the Parent upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Parent or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary of the Parent), plus

(D) an amount equal to the sum of (i) the net reduction in Restricted Investments made by the Parent or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person and proceeds (including the fair market value of marketable securities or other property) realized on the sale or other disposition of any Restricted Investments and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by the Parent or any Restricted Subsidiary since the date of this Agreement, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary since the date of this Agreement, such excess shall not be included in this clause (d) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (a) through (c).

(b) Section 7.01(a) will not prohibit:

(i) the payment of a dividend or distribution on the Closing Date to the Parent in the amount of the net proceeds of the Term Loans made on the Closing Date to be used for the repayment of the Existing Credit Agreement;

(ii) the payment of any dividend or distribution to the Parent to allow the Parent to provide for or make periodic interest payments on the 2022 Notes;

(iii) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or giving of redemption notice, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Agreement;

(iv) the making of any Restricted Payment in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent contribution (other than from a Restricted Subsidiary of the Parent) to the equity capital of the Parent or sale (other than to a Restricted Subsidiary of the Parent) of the Parent’s Equity Interests (other than Disqualified Stock), with such payment being deemed “substantially concurrent” if made not more than 120 days after such contribution to equity capital or sale of Equity Interests of the Parent; provided, however, that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of the Restricted Payments Basket;

(v) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Parent or any Subsidiary Guarantor, with the Net Cash Proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(vi) the declaration or payment of any dividend or distribution by a Restricted Subsidiary of the Parent to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Parent or any Restricted Subsidiary of SSE than to the other holders of its Equity Interests;

(vii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary of the Parent pursuant to any director or employee equity subscription agreement or equity option agreement or other management incentive plan, director or employee compensation agreement or employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $20,000,000 in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the Net Cash Proceeds received by the Parent or any of its Restricted Subsidiaries from the issuance and sale of Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent) to officers, directors or employees of the Parent and its Restricted Subsidiaries or any direct or indirect parent of the Parent that occurs after the date of this Agreement (provided that the amount of any such Net Cash Proceeds utilized for any such Restricted Payment will be excluded from the calculation of the Restricted Payments Basket); plus

(B) the Net Cash Proceeds of any “key man” life insurance policies received by the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent) or the Restricted Subsidiaries after the date of this Agreement that have not been applied to the payment of Restricted Payments pursuant to this clause (vii);

provided that the Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from any present or former officer, director or employee of the Parent, any Restricted Subsidiary or the direct or indirect parents of the Parent in connection with a repurchase of Equity Interests of the Parent or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision hereof;

(viii) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of options, warrants, incentives or rights to acquire Equity Interests;

(ix) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control, at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, or an Asset Sale, at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, after, in the case of an Asset Sale, the Parent shall have complied with the requirements of Section 7.04(b)(i);

(x) the purchase by the Parent of fractional shares arising out of stock dividends, splits, combinations or business combinations or conversion of securities exercisable or convertible into Equity Interests of the Parent;

(xi) the acquisition in open-market purchases of the Parent’s Equity Interests for matching contributions to the Parent’s employee retirement, stock purchase and deferred compensation plans in the ordinary course of business;

(xii) the declaration and payment of dividends on Disqualified Stock of the Parent or any Preferred Stock of any Restricted Subsidiary of the Parent issued in accordance with this Agreement to the extent such dividends are included in the calculation of Fixed Charges;

(xiii) dividends, payments and other distributions pursuant to a tax sharing agreement or other similar arrangement to any equity owner of the Parent or to any Person with whom the Parent and its Restricted Subsidiaries file a consolidated, combined or similar tax return or with which the Parent and its Restricted Subsidiaries are part of a consolidated, combined or similar group for tax purposes, provided that such dividends, payments and distributions do not exceed the amount of taxes the Parent and its Restricted Subsidiaries collectively would have to pay on a stand-alone basis as a separate corporate taxable entity;

(xiv) payments to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with Section 7.07;

(xv) Restricted Payments attributable or arising in connection with the Spin Off Transactions and related transactions thereto pursuant to agreements or arrangements in effect on the Closing Date (including the Spin Off Documents) on substantially the terms described in the Spin Off Registration Statement or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced, are not materially more disadvantageous to Parent and its Restricted Subsidiaries, taken as a whole, than the terms of such agreement or arrangement described in the Spin Off Registration Statement;

(xvi) other Restricted Payments in an aggregate amount since the date of this Agreement not to exceed the greater of (A) $150 million and (B) 7.5% of Consolidated Tangible Assets determined at the time of making any such Restricted Payment; and

(xvii) Restricted Payments in an aggregate amount not to exceed $150.0 million; provided, however, that no Restricted Payment may be made pursuant to this clause (xvii) until the 2019 Notes have been fully repaid or refinanced.

provided that with respect to clauses (ix), (xi), (xii), (xvi) and (xvii) of this Section 7.01(b), no Default or Event of Default shall have occurred and be continuing or be caused by such transaction.

(c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 7.01, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xvii) of Section 7.01(b), or is permitted to be made pursuant to Section 7.01(a), the Parent will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 7.01.

Section 7.02 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Parent or any of its Restricted Subsidiaries; provided, that the priority of any Preferred

Stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock for purposes of this covenant;

(ii) make loans or advances to, or pay any Indebtedness or other Obligations owed to, the Parent or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Parent or any such Restricted Subsidiary to other Indebtedness incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii) transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries.

(b) The restrictions in Section 7.02(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i) (x) agreements as in effect on the date of this Agreement (including, without limitation, the ABL Credit Agreement, the 2019 Indenture and the 2019 Notes) and (y) the 2022 Indenture and the 2022 Notes, and, in each case, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Agreement;

(ii) this Agreement and the other Loan Documents;

(iii) applicable Laws;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Agreement to be incurred;

(v) Capital Lease Obligations, sale and leaseback transactions, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (iii) of Section 7.02(a);

(vi) restrictions imposed under any agreement to sell Equity Interests or assets to any Person that imposes restrictions on that property of the nature described in clause (iii) of Section 7.02(a) pending the closing of such sale;

(vii) any agreement for the sale or other disposition of a Restricted Subsidiary of the Parent that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(viii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 7.06 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) customary provisions in joint venture agreements, partnership agreements, limited liability company organizational documents, shareholder agreements and other similar agreements entered into in the ordinary course of business or that have been approved by the Board that restrict the disposition or distribution of ownership interests in or assets of such joint venture, partnership, limited liability company, corporation or similar Person;

(xi) any agreement or instrument relating to any property or assets acquired after the date of this Agreement, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii) encumbrances or restrictions contained in, or in respect of, Swap Contracts permitted under this Agreement from time to time;

(xiv) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Parent determines in good faith that any such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Obligations of the Borrower under this Agreement;

(xv) restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Parent or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(xvi) restrictions in respect of the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset entered into in the ordinary course of business;

(xvii) restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, the property or assets of the Parent or any Restricted Subsidiary subject to such transaction not otherwise prohibited by this Agreement; and

(xviii) any other agreement governing Indebtedness of the Parent or any Restricted Subsidiary that is permitted to be incurred under Section 7.03; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained (x) the ABL Credit Agreement, with respect to credit agreements or (y) this Agreement as in effect on the date of this Agreement, with respect to indentures or term loan B facilities.

Section 7.03 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur;” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), other than Permitted Indebtedness, the Parent will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Parent will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to issue any Preferred Stock, in each case, unless the Fixed Charge Coverage Ratio for the Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such reference period.

(b) The provisions of Section 7.03(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”) or the issuance of any Preferred Stock described in clause (xii) below:

(i) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness under this Agreement, the ABL Credit Agreement or any other credit agreement, commercial paper facility or other agreement providing for revolving credit loans, receivables financings or letters of credit in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding under this clause (i) not to exceed the greater of (a) $850,000,000, (b) the sum of $450,000,000 million plus 25% of the Parent’s Consolidated Tangible Assets at the time of incurrence or (c) an amount equal to 2.0 times the Parent’s Consolidated Cash Flow for the most recently ended four full fiscal quarters of the Parent for which internal financial statements are available;

(ii) the incurrence by the Parent or any of its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Parent and any Restricted Subsidiaries of Indebtedness, including any related Guarantees thereof, in respect of the Senior Notes;

(iv) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Parent or such Restricted Subsidiary or Attributable Debt in respect of sale and leaseback transactions, provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred pursuant to this clause (4), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund such Indebtedness shall not exceed at any time outstanding, the greater of (a) $75.0 million or (b) 5.0% of the Parent’s Consolidated Tangible Assets at the time of incurrence;

(v) the incurrence by the Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by this Agreement to be incurred under Section 7.03(a) or clauses (ii), (iii), (iv), (ix) or (xiv) of this paragraph (b) or this clause (v);

(vi) the incurrence by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Borrower is the obligor on such Indebtedness and another Loan Party is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations of the Borrower under this Agreement, or if the Parent or a Subsidiary Guarantor is the obligor on such Indebtedness and none of Parent, the Borrower or another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guaranty of such Subsidiary Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary of the Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Parent nor a Restricted Subsidiary of the Parent will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that is not permitted by this clause (vi);

(vii) the incurrence by the Parent or any of its Restricted Subsidiaries of Obligations in respect of Swap Contracts in the ordinary course of business for bona fide hedging purposes and not for speculative purposes;

(viii) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Parent or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Parent or any business or assets of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary of the Parent or any of its Restricted Subsidiaries for the purposes of financing such acquisition; provided, however, that:

(A) such Indebtedness is not reflected on the balance sheet of the Parent or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)); and

(B) the maximum aggregate liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Parent and its Restricted Subsidiaries in connection with such disposition;

(ix) the incurrence by the Parent or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(x) the Guarantee by any Loan Party of Indebtedness of the Parent or any of the Parent’s Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 7.03; provided that if the Indebtedness being guaranteed is Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Secured Obligations;

(xi) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Parent or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Parent or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(xii) the issuance by the Parent or any of its Restricted Subsidiaries to Parent or to any of its Subsidiaries of any Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent or any Restricted Subsidiary of the Parent; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is neither the Parent nor a Restricted Subsidiary of the Parent shall be deemed, in each case, to constitute an issuance of such Preferred Stock by the Parent or such Restricted Subsidiary that was not permitted by this clause (xii);

(xiii) Indebtedness of the Parent or any of its Restricted Subsidiaries in respect of Treasury Management Arrangements; and

(xiv) the incurrence by the Parent or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) that, when taken together with all other Indebtedness of the Parent outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (i) through (xiii) of Section 7.03(b) or by Section 7.03(a)), does not to exceed the greater of (a) $100.0 million or (b) 7.5% of the Parent’s Consolidated Tangible Assets determined at the time of incurrence.

(c) For purposes of determining compliance with this Section 7.03, if an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiv) of Section 7.03(b), or is entitled to be incurred pursuant to Section 7.03(a), the Parent will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Section 7.03. Any Indebtedness under the ABL Credit Agreement and this Agreement on the date of this Agreement shall be considered incurred under clause (i) of Section 7.03(b).

(d) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock, as the case may be, for purposes of this Section 7.03; provided, in each such case, that the amount thereof is included in Fixed Charges of the Parent as accrued. Notwithstanding any other provision of this Section 7.03, the maximum amount of Indebtedness that the Parent or any Restricted Subsidiary may incur pursuant to this Section 7.03 will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of the Parent or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Limitation on Asset Sales.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Parent (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii) at least 75% of the aggregate consideration received by the Parent or such Restricted Subsidiary in the Asset Sale is in the form of cash or Cash Equivalents or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities of the Parent or any Restricted Subsidiary, as shown on the Parent’s most recent consolidated balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Secured Obligations and liabilities owed to the Parent or any Subsidiary) that are expressly assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Parent or such Restricted Subsidiary from further liability;

(B) any non-cash consideration received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C) the fair market value of (i) any assets (other than securities) used or useful in a Permitted Business, (ii) Equity Interests acquired from a Person other than the Parent or any Restricted Subsidiary in a Person engaged in a Permitted Business and that shall become a Restricted Subsidiary immediately upon the acquisition of such Person or (iii) a combination of (i) and (ii); and

(D) any Designated Non-cash Consideration received by the Parent or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that has not, prior to such time, been converted into cash or Cash Equivalents, not to exceed the greater of (i) $25.0 million or (ii) 2.0% of the Parent’s Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Any Asset Sale pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, casualty, actual or constructive total loss or an agreed or compromised total loss shall not be required to satisfy the conditions set forth in clauses (i) and (ii) of the first paragraph of this covenant.

(b) Within 365 days after the receipt of any Excess Asset Sale Proceeds, the Parent or other Loan Party, as the case may be, may apply such Excess Asset Sale Cash Proceeds, at its option:

(i) to prepay or repay the Secured Obligations in accordance with Section 2.03(b)(ii);

(ii) to acquire Equity Interests in a Person that constitutes a controlling interest, or all or substantially all of the assets or operating line of another business, in each case engaged in a Permitted Business;

(iii) to make capital expenditures in a Permitted Business; or

(iv) to acquire other non-current assets (other than securities) to be used in a Permitted Business;

in the case of each of clauses (ii), (iii) and (iv), if the assets being acquired would constitute Collateral or if any Person the Equity Interests of which are being acquired would become a Loan Party and the Equity Interests of such Person would constitute Collateral;

(c) Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale of assets not constituting Collateral in excess of $50,000,000, the Parent or other Loan Party, as the case may be, may apply such Net Cash Proceeds, at its option:

(i) to prepay, repay, purchase, repurchase or redeem any Senior Indebtedness of Parent or any Subsidiary of Parent (other than Indebtedness owed to Parent or an Affiliate of Parent);

(ii) to acquire Equity Interests in a Person that constitutes a controlling interest, or substantially all of the assets or operating line of another business, in each case engaged in a Permitted Business;

(iii) to make capital expenditures in a Permitted Business; or

(iv) to acquire other non-current assets (other than securities) to be used in a Permitted Business.

(d) Notwithstanding anything to the contrary contained herein if the Parent or the applicable Restricted Subsidiary will be deemed to have complied with clauses (b) and (c) above if, within 365 days of such Asset Sale, the Parent or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or entered into a binding agreement with respect to an expenditure or Investment, in compliance with clauses (b) and (c) above, and that expenditure or Investment is substantially completed within a date one year and six months after the date of such Asset Sale. Pending the final application of any such Net Cash Proceeds, the Parent or the applicable Restricted Subsidiary may expend or invest such Net Cash Proceeds in any manner that is not prohibited by this Agreement.

Section 7.05 Limitation on Transactions with Affiliates.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $10,000,000, unless:

(i) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Parent or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with a Person who is not an Affiliate of the Parent or any Restricted Subsidiary or is otherwise fair to the Parent and its Restricted Subsidiaries from a financial point of view; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with the preceding clause (i) of this Section 7.05(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, a Board Resolution of the Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with the preceding clause (1) of this Section 7.05(a) and has been approved by the Board.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 7.05(a):

(i) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement, plan agreement or similar compensation arrangement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business or that has been approved by a majority of disinterested members of the Board and any payments or awards pursuant thereto;

(ii) transactions between or among (A) the Parent one or more of its Restricted Subsidiaries; and (B) any Restricted Subsidiaries of the Parent;

(iii) transactions with a Person that is an Affiliate of the Parent solely because the Parent or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(iv) transactions pursuant to the any administrative services agreement, any real property lease agreements and other arrangements with respect to accounting, treasury, information technology, insurance and other corporate services, general overhead and other administrative matters and expense reimbursements and any other agreements or arrangements in effect on the date of this Agreement, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially less favorable to the Parent and its Restricted Subsidiaries than the agreement or arrangement in existence on the date of this Agreement;

(v) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, including pursuant to any master services agreement and any services agreement, in each case in the ordinary course of business and otherwise in accordance with the terms of this Agreement, on terms that are not materially less favorable to the Parent and its Restricted Subsidiaries than those that could reasonably be expected to have been obtained in a comparable transaction by the Parent or its Restricted Subsidiaries with a Person who is not an Affiliate of the Parent or any Restricted Subsidiary;

(vi) loans or advances to officers, directors, managers and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business;

(vii) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers, directors or managers, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(viii) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Parent or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(ix) issuances and sales of Equity Interests of the Parent (other than Disqualified Stock) to Affiliates of the Parent or any of its Restricted Subsidiaries;

(x) any Permitted Investments or Restricted Payments that are permitted by Section 7.01;

(xi) transactions pursuant to agreements or arrangements (including the Spin Off Documents) in effect as of the date of this Agreement, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to the Parent and its Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the date of this Agreement; and

(xii) any transaction in which the Parent or any of its Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of subclause (a)(i) of this Section 7.05.

Section 7.06 Limitation on Liens.

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired.

Section 7.07 Fundamental Changes.

(a) The Borrower may not, directly or indirectly, (1) consolidate or merge with or into another Person (regardless of whether the Borrower is the surviving Person), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries (taken as a whole), in one or more related transactions, to another Person, unless:

(i) either (A) the Borrower is the surviving Person or (B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Successor”) is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Successor assumes all the obligations of the Borrower under this Agreement pursuant to agreements reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction or transactions no Default or Event of Default exists;

(iv) immediately after giving pro forma effect to such transaction or transactions, and the assumption of the obligations as set forth in clause (ii) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (A) the Borrower or its Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio in Section 7.03(a) or (B) the Fixed Charge Coverage Ratio for the Parent would be greater than or equal to such Fixed Charge Coverage Ratio prior to such transaction; and

(v) each other Loan Party, unless such Loan Party is the Person with which the Borrower has entered into a transaction or transactions under this Section 7.07, will have confirmed to the Administrative Agent in writing that its Guaranty will apply to the obligations of the Borrower or the Successor, as the case may be, in accordance with this Agreement and the other Loan Documents;

provided, however, that clause (iv) above will not apply (A) if, in the good faith determination of the Board of the Borrower, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Borrower, the organizational form of the Borrower or both, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; or (B) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among Parent, the Borrower and any of its Restricted Subsidiaries.

(b) Upon any consolidation or merger of the Borrower, or transfer of all or substantially all of the assets of the Borrower in accordance with Section 7.07(a) above, the surviving entity formed by such consolidation into which the Borrower is merged or the Person to which the transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such surviving entity or transferee had been named as the Borrower herein and shall be substituted for the Borrower (so that from and after the date of such consolidation, merger, or transfer, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor and (except in the case of a lease of all or substantially all of the properties or assets of the Borrower) not to the Borrower); and thereafter, except in the case of a lease of all or substantially all of the properties or assets of the Borrower, the Borrower shall be discharged and released from all obligations and covenants under this Agreement. The Administrative Agent shall enter into an instrument to evidence the succession and substitution of such successor and such discharge and release of the Borrower.

Section 7.08 Use of Proceeds. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, use the proceeds of any Loan to “purchase” or “carry” “margin stock” (each, as defined in Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.09 Swap Contracts. The Parent will not, and will not permit any of its Restricted Subsidiaries to be a party to or in any manner be liable on any Swap Contract, except Swap Contracts entered into with the purpose and effect of hedging of interest rates or currency risks or fuel or other commodity price risks of the Loan Parties; provided that at all times such Swap Contract: (i) hedge or mitigate risks to which any Loan Party has actual or projected exposure, (ii) are permitted under the risk management policies approved by the Parent’s board or similar governing body from time to time, and (iii) do not subject the Loan Parties to material speculative risk.

Section 7.10 Sanctions. The Parent will not and its Restricted Subsidiaries will not directly or, to their knowledge, indirectly, use the proceeds of any Loan (i) to lend, contribute or otherwise make available such proceeds to any Person that is the subject of Sanctions, (ii) to fund any activities of or business with any Person that is the subject of Sanctions or in any Designated Jurisdiction, or (iii) in any other manner that will result in a material violation by the Parent or its Restricted Subsidiaries of Sanctions.

Section 7.11 Anti-Corruption Laws. The Parent will not and its Restricted Subsidiaries will not directly or, to their knowledge, indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or other applicable anti-corruption laws in other jurisdictions.

Section 7.12 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Parent or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03 or Section 6.05 (solely if a Loan Party is not in good standing under the Laws of its jurisdiction of its organization), or Section 6.11; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above or Section 8.01(m) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Senior Notes, the ABL Credit Agreement or any other Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to demand, or require that the Loan Party or Subsidiary make an offer with respect to, the repurchase, prepayment, defeasance or redemption of such Indebtedness prior to its Stated Maturity other than any repurchase or redemption of Indebtedness in connection with a change of control offer or asset sale offer or other similar mandatory prepayment; or (ii) there occurs under one or more Swap Contracts an involuntary early termination involving an aggregate amount owed by a Loan Party or any or its Subsidiaries in excess of the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding: or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance (other than to the extent of customary deductibles) as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and prior to the satisfaction in full of all the Secured Obligations, for any reason other than as expressly permitted hereunder ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral, subject to Permitted Liens, purported to be covered thereby; or

(m) Environmental Default. Any failure of the Parent or any of its Subsidiaries or the Business or any of the Properties to be in compliance with Environmental Laws or Environmental Permits or the existence of any Environmental Liability, in any case, without regard to the Person causing such failure or liability or when the event(s), fact(s) or circumstance(s) that caused failure or liability initially occurred, in each case, that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of; the Required Lenders, take any or all of the following actions:

(a) declare any commitment, if any, of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents at law or in equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans, if any, shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal or interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans;

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.04 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term

“Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

Neither the Administrative Agent nor any of its Related Parties has any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement,

warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this Agreement provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Arranger or a Lender.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.06 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.06 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 10.01 of this Agreement, and (iii) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than obligations for contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) belonging to any Subsidiary released as a Subsidiary Guarantor in accordance with the provisions hereunder and under the Guaranty, (iv) constituting property in which no Loan Party owned any interest at the time the Administrative Agent’s Lien was granted nor at any time thereafter, (v) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted hereunder or (vi) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Loan Party from its obligations under the Guaranty if such Person (i) is designated an Unrestricted Subsidiary in compliance with Section 6.12, (ii) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (iii) otherwise ceases to be required by the terms hereof to Guarantee the Secured Obligations; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien in respect of a Capital Lease Obligation to the extent permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10. If it becomes illegal for any Lender to hold or benefit from a Lien over real property pursuant to any law of the United States, such Lender shall notify the Administrative Agent and disclaim any benefit of such Lien to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by (x) in the case of this Agreement, the Required Lenders (or by the Administrative Agent if expressly provided in this Agreement), the Parent and the Borrower or (y) in the case of any other Loan Document, each party thereto and the Administrative Agent, with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 other than Section 4.01(c)(i) or (d), or, in the case of the initial funding of the Term Loans, Section 4.01(f), (g) or (h), without the written consent of each Lender;

(b) extend or increase the Commitment, if any, of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or other mandatory reduction of Commitments shall not constitute an extension, increase or reinstatement of the Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders and the Borrower shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) any financial covenant hereunder (or defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(g) other than as permitted by Sections 9.10 or 10.21, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 or Section 10.21 (in which case such release may be made by the Administrative Agent acting alone); or

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended nor the principal owing to such Lender reduced nor the date for payment thereof extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and (z) the foregoing clauses (x) and (y) shall not be amended without the consent of each Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 10.13 (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or e-mail shall be made to the applicable telephone number or e-mail address, as follows:

(i) if to the Borrower or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. All notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE,” TILE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT TILE ACCURACY OR COMPLETENESS OF TILE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Administrative Agent may change its address, telecopier, email address or telephone number for notices and other communications hereunder by notice to the other parties hereto. The Borrower may change its address, telecopier, email address or telephone number for notices and other communications hereunder by notice to the Administrative Agent. Each other Lender may change its address, telecopier, email address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information”

or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent and, if necessary, of one local counsel in each appropriate jurisdiction), in connection with the syndication of the Term Loans and this Agreement, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any one firm of counsel for the Administrative Agent and the Lenders and, if necessary, of one local counsel in each appropriate jurisdiction, plus in the case of an actual or perceived conflict of interests, on additional firm of counsel in each relevant jurisdiction to each of the affected Administrative Agent and Lenders similarly situated taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any one firm of counsel for all similarly situated Indemnitees) actually incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 15 Business Days after written demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations hereunder.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations hereunder and the termination of this Agreement.

Section 10.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (l) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, Section 3.04. Section 3.05 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any

Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 to the same extent as if it were a Lender, and each Lender that sells a participation agrees to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 3.06 and 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07 Treatment of Certain Information: Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.11(c), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Party, unless such Administrative Agent, Lender or Affiliate has actual knowledge that such source owes an obligation of confidence to a Loan Party with respect to such Information.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and each Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time any Loans are made, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than obligations for contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)) shall remain unpaid or unsatisfied.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Non-Consenting Lender or a Defaulting Lender, or if the Borrower is otherwise entitled to replace any Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

Section 10.14 Governing Law: Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE

JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL, PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19 Time of the Essence. Time is of the essence of the Loan Documents.

Section 10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENT’S REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.21 Release of Liens and Guarantees.

(a) Any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document shall automatically be released, without the need for further action by any Person: (A) in connection with any transaction for which the Administrative Agent is authorized by the Lenders to release such Liens pursuant to Section 9.10 or (B) if approved, authorized or ratified in writing in accordance with Section 10.01.

(b) The Administrative Agent shall, without the need for any further action by any Person, subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document in connection with any transaction for which it is authorized by the Lenders to subordinate or release such Lien pursuant to Section 9.10.

(c) Any Person shall automatically be released, without the need for any further action by any Person, from its Guarantee obligations under any Loan Document if such Person ceases to be a Subsidiary or ceases to be required by the terms hereof to Guarantee the Secured Obligations.

In each case as specified in this Section 10.21, the Administrative Agent will promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Guaranty.

Section 10.22 Spin Off Transactions. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Lenders hereby consent to the Spin Off Transactions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CHESAPEAKE OILFIELD OPERATING, L.L.C.
(to be known as SEVENTY SEVEN ENERGY INC.), as Parent

By:	/s/ Cary D. Baetz
Name:	Cary D. Baetz
Title:	Chief Financial Officer

SEVENTY SEVEN OPERATING LLC,
as Borrower

By:	/s/ Cary D. Baetz
Name:	Cary D. Baetz
Title:	Chief Financial Officer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Erik Truette
Name:	Erik Truette
Title:	Assistant Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

Signature Page to Credit Agreement